Exhibit 99.1
APPLIED INNOVATION REPORTS
SECOND QUARTER 2006 FINANCIAL RESULTS
Second Quarter Sales Increase 17% Versus Previous Year
At Applied Innovation:
Julia A. Fratianne
Vice President and Chief Financial Officer
(614) 798-2000
DUBLIN, OHIO (July 25, 2006) – Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended June 30, 2006.
Sales for the three months ended June 30, 2006 rose to $9.4 million compared to $8.0 million in the second quarter of 2005. The solid sales growth was attributable to the continuation of strong demand from the Company’s domestic wireline customers. Net income was $828,000, or $0.05 per share, for the second quarter of 2006, compared to net income of $741,000, or $0.05 per share, for the same period last year.
The Company generated $1.9 million of cash flow from operations during the quarter and had $33.3 million of cash and investments as of June 30, 2006.
For the six months ended June 30, 2006, sales totaled $17.8 million compared to $15.0 million for the first six months of 2005. Net income was $2.1 million, or $0.14 per share, for the first six months of 2006 compared to net income of $459,000, or $0.03 per share, for the same period in 2005. The first quarter 2006 results included a pre-tax gain of $1.0 million related to the sale of land, while the first quarter of 2005 results were negatively impacted by $0.9 million of restructuring charges related to severance and other benefit costs.
President and CEO William H. Largent said, “Our second quarter of 2006 sales results exceeded internal plans due to the acceleration of customer purchasing activities. We expect sales in the second half of the year to be in the $14.0 million to $15.0 million range, with 2006 sales growing slightly over 2005 results. We also anticipate increased margin pressure in the second half of 2006, due to product mix coupled with lower sales compared to the same period last year.”
Mr. Largent continued, “Following the recently announced management changes, Eric Langille, Senior Vice President of Operations has assumed the additional responsibility of leading the sales and engineering organizations. Within our sales organization, our three experienced sales directors and their teams will continue to cover the domestic and international marketplaces. Mark Tinker, Senior Engineering Director, will lead the engineering team. Laura Whitcher recently joined our team as Director of Marketing and brings a much needed focus on marketing activities and is expected to contribute greatly to our strategic planning process. Julia Fratianne continues in her role as Chief Financial Officer. Julia, Laura and Eric will all report directly to me. With this more focused management team, we are better prepared to address customer needs as well as future market and product direction.”
Other Operating Results
The Company’s gross profit for the second quarter of 2006 was $4.5 million compared to $4.5 million for the second quarter of 2005. As a percentage of sales, gross profit declined to 48% for the second quarter of 2006 from 56% in the second quarter of 2005, primarily due to an increase in the resale of third party products during 2006, which carry lower margins.

Gross profit on product sales was $4.0 million, or 48%, on product sales of $8.3 million for the second quarter of 2006. For the same period last year, gross profit on product sales was $3.3 million, or 52%, based on product sales of $6.4 million. An increase in the resale of third party products, which carry lower margins, contributed to the reduction in gross profit percentage over the prior year period.
Services gross profit for the quarter ended June 30, 2006 was $499,000, or 48% of services sales of $1.04 million. For the second quarter of 2005, services sales of $1.6 million generated gross profit of $1.2 million, or 75% of services sales. The decrease in services gross margins was primarily a result of fewer installation projects in the current year quarter.
Research and development (R&D) expenses were $1.1 million for the second quarter of 2006 compared to $941,000 for the comparable quarter of 2005. As a percentage of total quarterly sales, R&D expenses were 11% in 2006 and 12% in 2005. The Company continues to invest in product enhancements and developments in response to customer and market opportunities.
Selling, general and administrative (SG&A) expenses remained flat at $2.6 million for the second quarter of 2006, or 28% of sales, compared to $2.6 million, or 33% of sales, for the second quarter of 2005.
The Company’s effective tax rate was 32% for the quarter ended June 30, 2006, compared to 37% in the quarter ended June 30, 2005. The decrease in income tax rate is primarily related to Research and Experimentation credits anticipated to be utilized in 2006.
About Applied Innovation
Applied Innovation provides hardware and software applications that drive operational efficiency and improved quality in wireless, wireline and converging networks. Applied Innovation’s industry-leading solutions include sophisticated remote site management, 3G network data quality monitoring and logical security of critical networks. Applied Innovation solutions are currently installed in more than 34,000 sites worldwide.
Headquartered in Dublin, Ohio, Applied is traded on NASDAQ under the symbol AINN. For more information, please visit the Company’s Web site at http://www.AppliedInnovation.com.
Safe Harbor Statement
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and anticipated sales and margin pressure for the second half of and fiscal year 2006. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; sales orders during 2006 and thereafter; that the anticipated demand for the products and services offered by the Company may decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company’s present products and services and its ability to hire technical staff; the Company’s ability to adapt to technological changes; the availability of capital to support the Company’s business plans; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. One or more of these factors have affected and could, in the future, affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNVOATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands)
Summary Balance Sheet Information

	(Unaudited)
	June 30, 2006	December 31, 2005
Cash and cash equivalents	$11,507	$9,874
Short term investments	7,880	10,478
Accounts receivable, net	3,697	4,273
Inventory, net	2,711	2,997
Other current assets	1,472	1,533

Current assets	27,267	29,155
Property, plant and equipment, net	5,331	5,899
Investments	13,959	9,740
Goodwill	3,526	3,526
Other assets	1,619	2,187

Total assets	$51,702	$50,507

Accounts payable	$890	$1,030
Accrued expenses	2,153	2,985
Deferred revenue	1,097	1,102

Total current liabilities	4,140	5,117
Stockholders’ equity	47,562	45,390

Total liabilities and stockholders’ equity	$51,702	$50,507

Summary Operational Information (unaudited)
($ in thousands, except per share and shares outstanding)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Sales	$9,374	$8,021	$17,780	$14,954
Cost of sales	4,874	3,539	8,885	6,416

Gross profit	4,500	4,482	8,895	8,538
R&D	1,051	941	2,094	2,095
SG&A	2,620	2,594	5,449	5,152
Restructuring charges	—	(29)	—	896
Gain on sale of land	—	—	(1,036)	—

Income from operations	829	976	2,388	395
Interest and other income, net	383	199	627	333

Income before income taxes	1,212	1,175	3,015	728
Income tax expense	384	434	925	269

Net income	$828	$741	$2,090	$459

Diluted income per share	$0.05	$0.05	$0.14	$0.03
Diluted shares	15,281,996	15,237,524	15,275,751	15,212,952

Summary Cash Flow Information (unaudited)
($ in thousands)

	Three Months Ended June 30,		Six Months Ended June,
	2006	2005	2006	2005
Operating activities:
Net income	$828	$741	$2,090	$459
Depreciation	125	185	257	397
Loss (gain) on disposal of assets	8	—	(1,028)	—
Deferred income tax	23	234	668	234
Other non-cash items	33	(5)	62	17
Working capital changes, net	927	(679)	(144)	392

Operating cash flow	1,944	476	1,905	1,499

Investing activities:
Purchases of PP&E	(16)	(3)	(56)	(3)
Proceeds from sales of PP&E	—	2	1,393	20
Changes in investments, net	(805)	(4,439)	(1,676)	(4,300)

Investing cash flow	(821)	(4,440)	(339)	(4,283)

Financing activities:
Tax benefit of options exercised	2	—	4	—
Proceeds from issuance of common stock	6	36	63	227

Financing cash flow	8	36	67	227

Increase (decrease) in cash and cash equivalents	1,131	(3,928)	1,633	(2,557)
Cash and cash equivalents — beginning of period	10,376	11,145	9,874	9,774

Cash and cash equivalents — end of period	$11,507	$7,217	$11,507	$7,217